LETTER OF INTENT

The following sets forth the agreement concerning a proposed transaction wherein Uranium Plus Resource Corporation, a Nevada corporation (“UPRC”) would acquire certain assets of Artventive, Inc., Inc. a California corporation (“Artventive”) with approval from its shareholders (“the Shareholders”):

1.

UPRC agrees to purchase from the Artventive and Artventive agree to sell to UPRC certain asserts of Artventive (“the Artventive assets”). UPRC agrees to purchase on the terms set forth herein the Artventive Assets for shares of common stock of UPRC (the “Shares”).  The term of the stock for asset purchase shall be more specifically defined in a definitive agreement between the parties (the “Asset Purchase and Sale Agreement”), but the parties intend the number of Shares issued for the Artventive Assets to be between 20,000,000 and 30,000,000 shares of UPRC common stock.

2.

In consideration for the issuance of Shares by UPRC, Artventive will transfer certain assets, which include, but may not be limited to certain intellectual property rights owned by Artventive.

3.

It is contemplated by the parties that the closing will be the earlier of fifteen days after completion of the due diligence of both parties, but no later than January 12, 2010.

4.

Artventive agrees to obtain the approval of all shareholders of Artventive approving the sale of Artventive Assets, on or before the execution of the Asset Purchase and Sale Agreement.

5.

The parties will use all commercially reasonable efforts to obtain all necessary applicable governmental and regulatory approvals to the transaction contemplated herein. If the obtaining of any such approvals requires changes to the structure of this transaction or if a necessary consent cannot be obtained without changing the structure of this transaction, each party will negotiate in good faith to address each issue raised so as to resolve the matter in a manner satisfactory to all parties.

6.

Promptly following the signing of this agreement:

a)

UPRC shall be entitled to conduct a review of all books and records of Artventive. Artventive shall provide full and complete access to such books and records for such purpose;

b)

UPRC shall comply with all applicable requirements of Regulation FD promulgated by the United States Securities and Exchange Commission and agrees to file a Form 8-K announcing the execution of this Letter of Intent; and

Letter of Intent - 1

c)

Artventive will use its best efforts to get the Shareholders to sign the Asset Purchase and Sale Agreement.

7.

Each of the Shareholders, UPRC, and Artventive agrees to maintain in confidence any information obtained from other in the course of conducting their due diligence investigations, and, if this transaction does not close for any reason, shall not disclose such information to any person for any purpose whatsoever. This confidential covenant shall not apply to information which is already in the public domain, or information which is required to be disclosed by law or by the rules of any stock exchange.

11.

The parties covenant and agree that, until the earlier of the closing of the purchase contemplated by this Letter of Intent and the time at which this Letter of Intent is terminated:

a)

they shall not solicit or initiate any proposal which contemplates a change in control of Artventive, issue additional assets or the sale of all of or substantially all of the assets of Artventive;

b)

they shall not negotiate or execute any contract and agreement of undertaking with a third party or entity which contemplates or provides for, either directly or indirectly, the change of control of Artventive, or the sale of all or substantially all of the assets of Artventive; and

c)

they shall not take any action which is inconsistent with or would render impossible the consummation of the transactions contemplated by this Letter of Intent.

13.

The parties shall enter into the Asset Purchase and Sale Agreement reflecting the foregoing provisions, including such terms and provisions as may be agreed upon in good faith in negotiations between the parties that are customary in transactions of this type. Such agreement shall include full representations and warranties with respect to the title of the Artventive assets and the financial statements and liabilities of Artventive and other items which bear upon the value of Artventive.  This Letter of Intent is intended to provide a framework to define the terms of the Asset Purchase and Sale Agreement.  The terms of this Letter of Intent are not enforceable by either party unless and until the Asset Purchase and Sale Agreement incorporates such terms and is executed.

15.

This Agreement may be executed in one or more counterparts and by facsimile each of which so executed shall constitute an original and all of which together shall constitute the same agreement.

This letter shall remain in full force and effect until the earlier of the execution of the Asset Purchase and Sale Agreement or January 12, 2010, after which time this letter shall no longer be in force and effect.

Letter of Intent - 2

ARTVENTIVE, INC.:

By: /s/Leon Rudakov

Its:  President and CEO

URANIUM PLUS RESOURCE CORPORATION:

By:  /s/ H. James Graham

Its:  President and CEO

Letter of Intent - 3